Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES SECOND QUARTER 2023 RESULTS
Notable Items for Second Quarter 2023
•Net income was $24.9 million compared to $35.8 million in the trailing quarter, and compared to $31.4 million in the same quarter of the prior year; Pre-tax pre-provision net revenue was $43.1 million compared to $53.2 million in the trailing quarter, and compared to $45.2 million in the same quarter of the prior year
•Loan balances increased by $98.3 million or 6.1% (annualized) versus the prior quarter and deposit balances increased by $69.5 million or 3.5% (annualized) versus the prior quarter and the Bank has not utilized brokered deposits or FRB borrowing facilities
•The average cost of total deposits was 0.58% for the quarter as compared to 0.25% in the trailing quarter and 0.04% in the same quarter of the prior year and, as a result, the Company's total cost of deposits have increased 54 basis points since FOMC rate actions began, which translates to a cycle-to-date deposit beta of 10.8%
•Balance sheet flexibility remains anchored in readily accessible sources of liquidity including undrawn borrowing capacities, on-balance sheet cash and unpledged investment securities totaling nearly $4.4 billion
•Overall credit quality remains within historical norms as non-performing assets represent approximately 0.41% of total assets and the ratio of classified loans to total loans remains below one percent
•Average yield on earning assets was 4.78%, an increase of 14 basis points over the 4.64% in the trailing quarter; net interest margin was 3.96%, a change of 25 basis points from 4.21% in the trailing quarter
•Operations, as evidenced by the increase in the efficiency ratio from 50.3% in the trailing quarter to 58.7% in the current quarter, were impacted by a variety of both recurring and non-recurring activities
"We were pleased by our ability to grow deposits during the quarter while doing so without the use of brokered funding sources and at rates that were favorable to the Bank. Although nonaccrual and classified loans have increased, they remain below historical averages. Through the Bank's ongoing portfolio review processes and active management, we have not identified any evidence of systemic risk," explained Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "As deposit balances grew and repayment of principal from the investment security portfolio accelerated, excess proceeds were utilized to reduce the balance and costs associated with short-term borrowing. As we look to the second half of 2023, margin preservation and expense control will be our focused priorities."
CHICO, CA – (July 26, 2023) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $24.9 million for the quarter ended June 30, 2023, compared to $35.8 million during the trailing quarter ended March 31, 2023, and $31.4 million during the quarter ended June 30, 2022. Diluted earnings per share were $0.75 for the second quarter of 2023, compared to $1.07 for the first quarter of 2023 and $0.93 during the second quarter of 2022.
Financial Highlights
Performance highlights for the Company as of or for the three and six months ended June 30, 2023, included the following:
•For the quarter ended June 30, 2023, the Company’s return on average assets was 1.01%, while the return on average equity was 8.98%.
•Deposit balances for the quarter ended June 30, 2023, increased by $69.5 million as compared to March 31, 2023. Loan growth for the quarter exceeded deposit growth, resulting in the loan to deposit ratio increasing to 80.5% as of June 30, 2023, as compared to 80.0% as of the trailing quarter.
•The efficiency ratio was 54.4% and 55.67% for the six months ended June 30, 2023 and 2022, respectively.
•The provision for credit losses for loans and debt securities was approximately $9.7 million during the quarter ended June 30, 2023, as compared to a provision for credit losses of $4.2 million during the trailing quarter ended March 31, 2023, and a provision for credit losses of $2.1 million for the three-month period ended June 30, 2022.
•The allowance for credit losses to total loans was 1.80% as of June 30, 2023, compared to 1.69% as of the trailing quarter end, and 1.60% as of June 30, 2022. Non-performing assets to total assets were 0.41% on June 30, 2023, as compared to 0.20% as of March 31, 2023, and 0.15% at June 30, 2022.
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars and shares in thousands, except per share data)	2023	2023	$ Change	% Change
Net interest income	$88,601	$93,336	$(4,735)	(5.1)%
Provision for credit losses	(9,650)	(4,195)	(5,455)	130.0%
Noninterest income	15,741	13,635	2,106	15.4%
Noninterest expense	(61,243)	(53,794)	(7,449)	13.8%
Provision for income taxes	(8,557)	(13,149)	4,592	(34.9)%
Net income	$24,892	$35,833	$(10,941)	(30.5)%
Diluted earnings per share	$0.75	$1.07	$(0.32)	(29.9)%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,219	33,296	(77)	(0.2)%
Average diluted common shares	33,302	33,438	(136)	(0.4)%
Return on average total assets	1.01%	1.47%
Return on average equity	8.98%	13.36%
Efficiency ratio	58.69%	50.29%

	Three months ended June 30,
(dollars and shares in thousands, except per share data)	2023	2022	$ Change	% Change
Net interest income	$88,601	$85,046	$3,555	4.2%
Provision for credit losses	(9,650)	(2,100)	(7,550)	359.5%
Noninterest income	15,741	16,430	(689)	(4.2)%
Noninterest expense	(61,243)	(56,264)	(4,979)	8.8%
Provision for income taxes	(8,557)	(11,748)	3,191	(27.2)%
Net income	$24,892	$31,364	$(6,472)	(20.6)%
Diluted earnings per share	$0.75	$0.93	$(0.18)	(19.4)%
Dividends per share	$0.30	$0.25	$0.05	20.0%
Average common shares	33,219	33,561	(342)	(1.0)%
Average diluted common shares	33,302	33,705	(403)	(1.2)%
Return on average total assets	1.01%	1.24%
Return on average equity	8.98%	11.53%
Efficiency ratio	58.69%	55.45%

	Six months ended June 30,
(dollars and shares in thousands)	2023	2022	$ Change	% Change
Net interest income	$181,937	$152,970	$28,967	18.9%
Provision for credit losses	(13,845)	(10,430)	(3,415)	32.7%
Noninterest income	29,376	31,526	(2,150)	(6.8)%
Noninterest expense	(115,037)	(102,711)	(12,326)	12.0%
Provision for income taxes	(21,706)	(19,617)	(2,089)	10.6%
Net income	$60,725	$51,738	$8,987	17.4%
Diluted earnings per share	$1.82	$1.62	$0.20	12.4%
Dividends per share	$0.60	$0.50	$0.10	20.0%
Average common shares	33,257	31,815	1,442	4.5%
Average diluted common shares	33,371	31,963	1,408	4.4%
Return on average total assets	1.24%	1.10%
Return on average equity	11.13%	9.93%
Efficiency ratio	54.44%	55.67%

Balance Sheet
Total loans outstanding, excluding PPP, grew to $6.5 billion as of June 30, 2023, an increase of 7.0% over the prior twelve months, and is entirely related to organic loan growth. As compared to March 31, 2023, total loans outstanding increased by $98.3 million or 6.1% annualized. Investments decreased to $2.49 billion as of June 30, 2023, an annualized decrease of 14.3% over the prior year quarter end. Quarterly average earning assets to quarterly total average assets were 91.6% on June 30, 2023, as compared to 91.4% and 92.2% at December 31, 2022, and June 30, 2022, respectively. The loan-to-deposit ratio was 80.5% on June 30, 2023, as compared to 80.0% and 69.8% at December 31, 2022, and June 30, 2022, respectively. During the current year to date period, and throughout the 2022 fiscal year, the Company held no brokered deposits and relied solely on short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $2.5 million during the quarter ended June 30, 2023, as a result of accumulated other comprehensive losses increasing by $11.9 million and cash dividend payments on common stock of approximately $10.0 million, offset by net income of $24.9 million. As a result, the Company’s book value was $32.86 per share at June 30, 2023, as compared to $32.84 and $31.25 at December 31, 2022 and June 30, 2022, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $23.30 per share at June 30, 2023, as compared to $23.22 and $21.41 at December 31, 2022, and June 30, 2022, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	June 30,	March 31,		Annualized % Change
(dollars in thousands)	2023	2023	$ Change
Total assets	$9,853,421	$9,842,394	$11,027	0.4%
Total loans	6,520,740	6,422,421	98,319	6.1
Total investments	2,485,378	2,577,769	(92,391)	(14.3)
Total deposits	8,095,365	8,025,865	69,500	3.5
Total other borrowings	$392,714	$434,140	$(41,426)	(38.2)%
Loans outstanding increased by $98.3 million or 6.1% on an annualized basis during the quarter ended June 30, 2023. During the quarter, loan originations/draws totaled approximately $456.0 million while payoffs/repayments of loans totaled $356.0 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $357.0 million and $389.0 million, respectively. While origination volume increased from the previous quarter, activity levels continue to be lower relative to the comparative period in 2022 due in part to disciplined pricing and underwriting, as well as decreased borrower appetite at currently offered lending rates. Management continues to believe that the current loan pipeline is sufficient to support the Company's objectives. Investment security balances decreased $92.4 million or 14.3% on an annualized basis as the result of net prepayments, maturities, and purchases totaling approximating $75.2 million and net decreases in the market value of securities of $16.9 million. Management seeks to utilize excess cash flows from the investment security portfolio to support loan growth or reduce borrowings thus resulting in an improved mix of earning assets. Deposit balances increased by $69.5 million or 3.5% annualized during the period. Net cash flow surpluses during the quarter resulted in a net decrease of $41.4 million in short-term borrowings, which totaled $392.7 million as of the period ended June 30, 2023.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	June 30,	March 31,		Annualized % Change
(dollars in thousands)	2023	2023	$ Change
Total assets	$9,848,191	$9,878,927	$(30,736)	(1.2)%
Total loans	6,467,381	6,413,958	53,423	3.3
Total investments	2,525,334	2,587,285	(61,951)	(9.6)
Total deposits	7,981,515	8,218,576	(237,061)	(11.5)
Total other borrowings	$477,256	$277,632	$199,624	287.6%
Year Over Year Balance Sheet Change

Ending balances	As of June 30,			% Change
(dollars in thousands)	2023	2022	$ Change
Total assets	$9,853,421	$10,120,611	$(267,190)	(2.6)%
Total loans	6,520,740	6,113,421	407,319	6.7
Total loans, excluding PPP	6,519,316	6,095,667	423,649	7.0
Total investments	2,485,378	2,802,815	(317,437)	(11.3)
Total deposits	8,095,365	8,756,775	(661,410)	(7.6)
Total other borrowings	$392,714	$35,089	$357,625	1,019.2%

Non-PPP loan balances increased as a result of organic activities by approximately $423.6 million or 7.0% during the twelve-month period ending June 30, 2023. Over the same period deposit balances have declined by $661.4 million or 7.6%. The Company has offset these declines through the deployment of excess cash balances, runoff of investment security balances, and proceeds from short-term FHLB borrowings. As of June 30, 2023, short-term borrowings from the FHLB totaled $394.1 million and had an interest rate of 5.11%.
Liquidity
The Company's primary sources of liquidity include the following for the periods indicated:

(dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Borrowing capacity at correspondent banks and FRB	$2,847,052	$2,853,219	$2,690,597
Less: borrowings outstanding	(350,000)	(394,095)	—
Unpledged available-for-sale (AFS) investment securities	1,813,894	1,883,353	2,192,704
Cash held or in transit with FRB	79,530	67,468	432,190
Total primary liquidity	$4,390,476	$4,409,945	$5,315,491

Estimated uninsured deposit balances	$2,522,718	$2,312,309	$2,950,614
At June 30, 2023, the Company's primary sources of liquidity represented 54.2% of total deposits and 174% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $134.4 million, including approximately $10.7 million in net unrealized losses. The Company did not utilize any brokered deposits during 2023 or 2022.
Net Interest Income and Net Interest Margin
During the twelve-month period ended June 30, 2023, the Federal Open Market Committee's (FOMC) actions have resulted in an increase in the Fed Funds Rate by 350 basis points. During the same period the Company's yield on total loans (excluding PPP) increased 68 basis points to 5.38% for the three months ended June 30, 2023, from 4.70% for the three months ended June 30, 2022. Moreover, the tax equivalent yield on the Company's investment security portfolio increased by 88 basis points to 3.24% during the twelve months ended June 30, 2023. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 88 basis points and 122 basis points, respectively, between the three-month periods ended June 30, 2023 and 2022. Since FOMC rate actions began, the Company's cost of total deposits has increased 54 basis points which translates to a cycle to date deposit beta of 10.80%.
The Company continues to manage its cost of deposits through the use of pricing strategies and delayed changes to the deposit rates offered to the general public. As of June 30, 2023, March 31, 2023, and December 31, 2022, total deposits priced utilizing these strategies totaled $1,070.7 million, $731.9 million and $579.1 million, respectively, and carried weighted average rates of 3.38%, 2.68% and 1.64%, respectively.
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars in thousands)	2023	2023	Change	% Change
Interest income	$107,158	$102,907	$4,251	4.1%
Interest expense	(18,557)	(9,571)	(8,986)	93.9%
Fully tax-equivalent adjustment (FTE) (1)	379	392	(13)	(3.3)%
Net interest income (FTE)	$88,980	$93,728	$(4,748)	(5.1)%
Net interest margin (FTE)	3.96%	4.21%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,471	$1,397	$74	5.3%
Net interest margin less effect of acquired loan discount accretion(1)	3.89%	4.15%	(0.26)%
PPP loans yield, net:
Amount (included in interest income)	$4	$5	$(1)	(20.0)%
Net interest margin less effect of PPP loan yield (1)	3.96%	4.21%	(0.25)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,475	$1,402	$73	5.2%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.89%	4.15%	(0.26)%

	Three months ended June 30,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$107,158	$86,955	$20,203	23.2%
Interest expense	(18,557)	(1,909)	(16,648)	872.1%
Fully tax-equivalent adjustment (FTE) (1)	379	397	(18)	(4.5)%
Net interest income (FTE)	$88,980	$85,443	$3,537	4.1%
Net interest margin (FTE)	3.96%	3.67%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,471	$1,677	$(206)	(12.3)%
Net interest margin less effect of acquired loan discount accretion(1)	3.89%	3.60%	0.29%
PPP loans yield, net:
Amount (included in interest income)	$4	$964	$(960)	(99.6)%
Net interest margin less effect of PPP loan yield (1)	3.96%	3.64%	0.32%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,475	$2,641	$(1,166)	(44.1)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.89%	3.57%	0.32%

	Six months ended June 30,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$210,064	$156,150	$53,914	34.5%
Interest expense	(28,127)	(3,180)	(24,947)	784.5%
Fully tax-equivalent adjustment (FTE) (1)	770	680	90	13.2%
Net interest income (FTE)	$182,707	$153,650	$29,057	18.9%
Net interest margin (FTE)	4.08%	3.54%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,868	$3,000	$(132)	(4.4)%
Net interest margin less effect of acquired loan discount accretion(1)	4.02%	3.51%	0.51%
PPP loans yield, net:
Amount (included in interest income)	$9	$2,061	$(2,052)	(99.6)%
Net interest margin less effect of PPP loan yield (1)	4.08%	3.51%	0.57%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$2,877	$5,061	$(2,184)	(43.2)%
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	4.02%	3.44%	0.58%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. The dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during 2023 as compared to 2022. During the three months ended June 30, 2023, March 31, 2023, and June 30, 2022, purchased loan discount accretion was $1.5 million, $1.4 million, and $1.7 million, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,465,903	$86,743	5.38%	$6,412,386	$82,410	5.21%	$5,890,578	$68,954	4.70%
PPP loans	1,478	4	1.09%	1,572	5	1.29%	37,852	964	10.22%
Investments-taxable	2,343,511	18,775	3.21%	2,398,235	18,916	3.20%	2,536,362	14,350	2.27%
Investments-nontaxable (1)	181,823	1,641	3.62%	189,050	1,699	3.64%	196,104	1,720	3.52%
Total investments	2,525,334	20,416	3.24%	2,587,285	20,615	3.23%	2,732,466	16,070	2.36%
Cash at Federal Reserve and other banks	29,349	374	5.11%	26,818	269	4.07%	669,163	1,364	0.82%
Total earning assets	9,022,064	107,537	4.78%	9,028,061	103,299	4.64%	9,330,059	87,352	3.76%
Other assets, net	826,127			850,866			791,655
Total assets	$9,848,191			$9,878,927			$10,121,714
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,657,714	$2,173	0.53%	$1,673,114	$387	0.09%	$1,799,205	$99	0.02%
Savings deposits	2,768,981	6,936	1.00%	2,898,463	4,154	0.58%	3,003,337	529	0.07%
Time deposits	426,689	2,348	2.21%	274,805	604	0.89%	337,007	220	0.26%
Total interest-bearing deposits	4,853,384	11,457	0.95%	4,846,382	5,145	0.43%	5,139,549	848	0.07%
Other borrowings	477,256	5,404	4.54%	277,632	2,809	4.10%	35,253	5	0.06%
Junior subordinated debt	101,056	1,696	6.73%	101,044	1,617	6.49%	100,991	1,056	4.19%
Total interest-bearing liabilities	5,431,696	18,557	1.37%	5,225,058	9,571	0.74%	5,275,793	1,909	0.15%
Noninterest-bearing deposits	3,128,131			3,372,194			3,603,771
Other liabilities	176,141			194,202			150,696
Shareholders’ equity	1,112,223			1,087,473			1,091,454
Total liabilities and shareholders’ equity	$9,848,191			$9,878,927			$10,121,714
Net interest rate spread (1) (2)			3.41%			3.90%			3.61%
Net interest income and margin (1) (3)		$88,980	3.96%		$93,728	4.21%		$85,443	3.67%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended June 30, 2023, decreased $4.7 million or 5.1% to $89.0 million compared to $93.7 million during the three months ended March 31, 2023. In addition, net interest margin declined 25 basis points to 3.96%, compared to the trailing quarter. The decrease in net interest income is primarily attributed to an additional $6.3 million in deposit interest expense and $2.6 million in additional interest expense on other borrowings, both due to increases in interest rates as compared to the trailing quarter. As a partial offset, total interest income also increased as compared to the trailing quarter, up $4.3 million or 4.1%.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, increased 68 basis points from 4.70% during the three months ended June 30, 2022, to 5.38% during the three months ended June 30, 2023. The accretion of discounts from acquired loans added 9 and 11 basis points to loan yields during the quarters ended June 30, 2023 and June 30, 2022, respectively.
The rates paid on interest bearing deposits increased by 52 basis points during the quarter ended June 30, 2023, compared to the trailing quarter. The cost of interest-bearing deposits increased by 88 basis points between the quarter ended June 30, 2023, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $244.1 million quarter over quarter. As of June 30, 2023, the ratio of average total noninterest-bearing deposits to total average deposits was 39.2%, as compared to 41.0% and 41.2% at March 31, 2023 and June 30, 2022, respectively.

	Six months ended June 30, 2023			Six months ended June 30, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,439,292	$169,152	5.30%	$5,416,854	$125,602	4.68%
PPP loans	1,525	9	1.19%	44,238	2,061	9.40%
Investments-taxable	2,370,722	37,691	3.21%	2,434,045	24,573	2.04%
Investments-nontaxable (1)	185,417	3,340	3.63%	170,132	2,945	3.49%
Total investments	2,556,139	41,031	3.24%	2,604,177	27,518	2.13%
Cash at Federal Reserve and other banks	28,090	643	4.62%	688,257	1,649	0.48%
Total earning assets	9,025,046	210,835	4.71%	8,753,526	156,830	3.61%
Other assets, net	838,425			700,170
Total assets	$9,863,471			$9,453,696
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,665,371	$2,560	0.31%	$1,698,815	$183	0.02%
Savings deposits	2,833,365	11,090	0.79%	2,788,374	856	0.06%
Time deposits	351,166	2,952	1.70%	319,351	488	0.31%
Total interest-bearing deposits	4,849,902	16,602	0.69%	4,806,540	1,527	0.06%
Other borrowings	377,995	8,212	4.38%	39,966	10	0.05%
Junior subordinated debt	101,050	3,314	6.61%	81,092	1,643	4.09%
Total interest-bearing liabilities	5,328,947	28,128	1.06%	4,927,598	3,180	0.13%
Noninterest-bearing deposits	3,249,488			3,329,459
Other liabilities	185,123			146,073
Shareholders’ equity	1,099,913			1,050,566
Total liabilities and shareholders’ equity	$9,863,471			$9,453,696
Net interest rate spread (1) (2)			3.65%			3.48%
Net interest income and margin (1) (3)		$182,707	4.08%		$153,650	3.54%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition
During the quarter ended June 30, 2023, market interest rates, including many rates that serve as reference indices for variable rate loans and investment securities continued to increase. As noted above, these rate increases have continued to benefit growth in total interest income. As of June 30, 2023, the Company's loan portfolio consisted of approximately $6.5 billion in outstanding principal with a weighted average coupon rate of 5.15%. During the three-month periods ending June 30, 2023, March 31, 2023, and December 31, 2022, the weighted average coupon on loan production in the quarter was 6.85%, 6.71%, and 6.05%, respectively. Included in the June 30, 2023 loan total are adjustable rate loans totaling $3.8 billion, of which, $859.9 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $375.5 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended June 30, 2023, the Company recorded a provision for credit losses of $9.7 million, as compared to $4.2 million during the trailing quarter, and $2.1 million during the first quarter of 2022.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended		Six months ended
(dollars in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Addition to allowance for credit losses	$8,980	$1,940	$13,295	$10,145
Addition to reserve for unfunded loan commitments	670	160	550	285
Total provision for credit losses	$9,650	$2,100	$13,845	$10,430

The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Six months ended
(dollars in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Balance, beginning of period	$108,407	$96,049	$105,680	$85,376
ACL at acquisition for PCD loans	—	—	—	2,037
Provision for credit losses	8,980	1,940	13,295	10,145
Loans charged-off	(277)	(401)	(2,035)	(1,144)
Recoveries of previously charged-off loans	219	356	389	1,530
Balance, end of period	$117,329	$97,944	$117,329	$97,944
The allowance for credit losses (ACL) was $117.3 million as of June 30, 2023, a net increase of $8.9 million over the immediately preceding quarter. The provision for credit losses of $9.0 million during the recent quarter was the net effect of increases in required reserves due to individually analyzed credits, qualitative factors, and quantitative reserves under the cohort model. On a comparative basis, the provision for credit losses of $1.9 million during the three months ended June 30, 2022, was largely the result of loan growth in the period. For the current quarter, the qualitative components of the ACL resulted in a net increase in required reserves totaling approximately $2.9 million due to softening of the California employment data, and increase in the corporate debt yields. Meanwhile, the quantitative component of the ACL increased reserve requirements by approximately $6.0 million over the trailing quarter primarily due to increases in specific reserves.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. Despite continued declines on a year over year comparative basis, core inflation remains elevated from wage pressures, and higher living costs such as housing and food prices. Management notes the rapid intervals of rate increases by the Federal Reserve and flattening or inversion of the yield curve, have informed expectations of the US entering a recession within 12 months. As a result, management continues to believe that certain credit weaknesses are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more increased by $1.6 million during the quarter ended June 30, 2023, to $9.5 million, as compared to $7.9 million at March 31, 2023. Non-performing loans were $37.6 million at June 30, 2023, an increase of $21.6 million from $16.0 million as of March 31, 2023, and an increase of $25.7 million from $11.9 million as of June 30, 2022. The current quarter increase in non-performing assets is nearly entirely attributed to a single relationship. Of the $37.6 million loans designated as non-performing as of June 30, 2023, approximately $31.7 million are current with respect to payments required under their original loan agreements.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented:

	June 30,	% of Loans Outstanding	March 31,	% of Loans Outstanding	June 30,	% of Loans Outstanding
(dollars in thousands)	2023		2023		2022
Risk Rating:
Pass	$6,299,893	96.5%	$6,232,962	97.0%	$5,960,781	97.5%
Special Mention	155,678	2.4%	125,492	2.0%	105,819	1.7%
Substandard	65,169	1.1%	63,967	1.0%	46,821	0.8%
Total	$6,520,740		$6,422,421		$6,113,421

Classified loans to total loans	1.00%		1.00%		0.77%
Loans past due 30+ days to total loans	0.15%		0.12%		0.10%
The ratio of classified loans of 1.00% as of June 30, 2023, remained consistent with the trailing quarter, but increased by 23 basis points from June 30, 2022. The Company's criticized loan balances increased during the current quarter by $31.4 million to $220.8 million as of June 30, 2023. The recent increase in special mention loans as a percentage of total loans outstanding is consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic and reflects management's historically conservative approach to credit risk monitoring. The newly criticized special mention loans are spread amongst a handful of relationships, with diversity amongst geographies and collateral types.
There were no properties added or disposed within Other Real Estate Owned during the second quarter of 2023. Total write-downs of $0.5 million were incurred during the current quarter across four properties. As of June 30, 2023, other real estate owned consisted of nine properties with a carrying value of approximately $2.9 million.
Non-performing assets of $40.5 million at June 30, 2023, represented 0.41% of total assets, a change from the $19.5 million or 0.20% and $15.3 million or 0.15% as of March 31, 2023 and June 30, 2022, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of June 30, 2023		As of March 31, 2023		As of June 30, 2022
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$33,042	1.54%	$32,963	1.53%	$28,081	1.41%
CRE - Owner Occupied	20,208	2.08%	14,559	1.50%	12,620	1.35%
Multifamily	14,075	1.48%	13,873	1.47%	11,795	1.36%
Farmland	3,691	1.33%	3,542	1.29%	2,954	1.17%
Total commercial real estate loans	71,016	1.63%	64,937	1.49%	55,450	1.37%
Consumer:
SFR 1-4 1st Liens	13,134	1.58%	11,920	1.48%	10,311	1.43%
SFR HELOCs and Junior Liens	10,608	2.92%	10,914	2.91%	11,591	3.01%
Other	2,771	4.67%	2,062	3.76%	2,029	3.41%
Total consumer loans	26,513	2.12%	24,896	2.02%	23,931	2.06%

Commercial and Industrial	11,647	2.02%	12,069	2.18%	9,979	1.97%
Construction	7,031	2.53%	5,655	2.50%	7,522	2.40%
Agricultural Production	1,105	1.80%	833	1.77%	1,046	1.47%
Leases	17	0.20%	17	0.20%	16	0.20%
Allowance for credit losses	117,329	1.80%	108,407	1.69%	97,944	1.60%
Reserve for unfunded loan commitments	4,865		4,195		4,075
Total allowance for credit losses	$122,194	1.87%	$112,602	1.75%	$102,019	1.67%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of June 30, 2023, the unamortized discount associated with acquired loans totaled $27.6 million.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	Change	% Change
ATM and interchange fees	$6,856	$6,344	$512	8.1%
Service charges on deposit accounts	4,581	3,431	1,150	33.5%
Other service fees	992	1,166	(174)	(14.9)%
Mortgage banking service fees	454	465	(11)	(2.4)%
Change in value of mortgage servicing rights	85	(209)	294	(140.7)%
Total service charges and fees	12,968	11,197	1,771	15.8%
Increase in cash value of life insurance	788	802	(14)	(1.7)%
Asset management and commission income	1,158	934	224	24.0%
Gain on sale of loans	295	206	89	43.2%
Lease brokerage income	74	98	(24)	(24.5)%
Sale of customer checks	407	288	119	41.3%
Loss on sale of investment securities	—	(164)	164	(100.0)%
(Loss) gain on marketable equity securities	(42)	42	(84)	(200.0)%
Other income	93	232	(139)	(59.9)%
Total other non-interest income	2,773	2,438	335	13.7%
Total non-interest income	$15,741	$13,635	$2,106	15.4%
Non-interest income increased $2.1 million or 15.4% to $15.7 million during the three months ended June 30, 2023, compared to $13.6 million during the quarter ended March 31, 2023. Total service charges and fees increased by $1.8 million or 15.8% during the period, which is largely a return to normalcy following the waived or reversed fees during the first quarter of 2023 as previously disclosed.

The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended June 30,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$6,856	$6,984	$(128)	(1.8)%
Service charges on deposit accounts	4,581	4,163	418	10.0%
Other service fees	992	1,279	(287)	(22.4)%
Mortgage banking service fees	454	482	(28)	(5.8)%
Change in value of mortgage servicing rights	85	136	(51)	(37.5)%
Total service charges and fees	12,968	13,044	(76)	(0.6)%
Increase in cash value of life insurance	788	752	36	4.8%
Asset management and commission income	1,158	1,039	119	11.5%
Gain on sale of loans	295	542	(247)	(45.6)%
Lease brokerage income	74	238	(164)	(68.9)%
Sale of customer checks	407	441	(34)	(7.7)%
Loss on sale of investment securities	—	—	—	—%
Loss on marketable equity securities	(42)	(94)	52	(55.3)%
Other income	93	468	(375)	(80.1)%
Total other non-interest income	2,773	3,386	(613)	(18.1)%
Total non-interest income	$15,741	$16,430	$(689)	(4.2)%
Non-interest income decreased $0.7 million or 4.2% to $15.7 million during the three months ended June 30, 2023, compared to $16.4 million during the quarter ended June 30, 2022. The declining mortgage related activity resulting from elevated interest rates reduced income recorded from the sale of loans by $0.2 million or 45.6%, and to a lesser extent a smaller change in the fair value of mortgage servicing rights, as compared to the three months ended June 30, 2022. Other non-interest income reductions of $0.4 million were primarily the result of a $0.3 million difference in fair value changes of assets associated with retirement plans where the corresponding offset of those changes are included in benefits and other compensation costs.

	Six months ended June 30,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$13,200	$13,227	$(27)	(0.2)%
Service charges on deposit accounts	8,012	7,997	15	0.2%
Other service fees	2,158	2,161	(3)	(0.1)%
Mortgage banking service fees	919	945	(26)	(2.8)%
Change in value of mortgage servicing rights	(124)	410	(534)	(130.2)%
Total service charges and fees	24,165	24,740	(575)	(2.3)%
Increase in cash value of life insurance	1,590	1,390	200	14.4%
Asset management and commission income	2,092	1,926	166	8.6%
Gain on sale of loans	501	1,788	(1,287)	(72.0)%
Lease brokerage income	172	396	(224)	(56.6)%
Sale of customer checks	695	545	150	27.5%
Loss on sale of investment securities	(164)	—	(164)	n/m
Loss on marketable equity securities	—	(231)	231	(100.0)%
Other income	325	972	(647)	(66.6)%
Total other non-interest income	5,211	6,786	(1,575)	(23.2)%
Total non-interest income	$29,376	$31,526	$(2,150)	(6.8)%
Non-interest income decreased $2.2 million or 6.8% to $29.4 million during the three months ended June 30, 2023, as compared to $31.5 million during the six months ended June 30, 2022, for reasons similar to those referenced above.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	Change	% Change
Base salaries, net of deferred loan origination costs	$24,059	$23,000	$1,059	4.6%
Incentive compensation	4,377	2,895	1,482	51.2%
Benefits and other compensation costs	6,278	6,668	(390)	(5.8)%
Total salaries and benefits expense	34,714	32,563	2,151	6.6%
Occupancy	3,991	4,160	(169)	(4.1)%
Data processing and software	4,638	4,032	606	15.0%
Equipment	1,436	1,383	53	3.8%
Intangible amortization	1,656	1,656	—	—%
Advertising	1,016	759	257	33.9%
ATM and POS network charges	1,902	1,709	193	11.3%
Professional fees	1,985	1,589	396	24.9%
Telecommunications	809	595	214	36.0%
Regulatory assessments and insurance	1,993	792	1,201	151.6%
Postage	311	299	12	4.0%
Operational loss	1,090	435	655	150.6%
Courier service	483	339	144	42.5%
Gain on sale or acquisition of foreclosed assets	—	—	—	—%
Loss on disposal of fixed assets	18	—	18	n/m
Other miscellaneous expense	5,201	3,483	1,718	49.3%
Total other non-interest expense	26,529	21,231	5,298	25.0%
Total non-interest expense	$61,243	$53,794	$7,449	13.8%
Average full-time equivalent staff	1,210	1,219	(9)	(0.7)%
Non-interest expense for the quarter ended June 30, 2023, increased $7.4 million or 13.8% to $61.2 million as compared to $53.8 million during the trailing quarter ended March 31, 2023. Total salaries and benefits expense increased by $2.2 million or 6.6%, led by $1.5 million of growth in incentive compensation expense related to the achievement of certain loan and deposit volume targets and a $1.1 million or 4.6% increase in salaries which were primarily driven by Company-wide merit increases which became effective in late March of this year. Data processing and software expenses increased by $0.6 million or 15.0% related to ongoing investments in the Company's data management and security infrastructure. Advertising costs increased $0.3 million or 33.9% during the quarter, connected to an increase in media advertising for promotional campaigns. Professional fees for the three months ended June 30, 2023, include approximately $0.7 million in costs associated with third party assistance with contract negotiation, the benefits of which will be realized in future periods. Regulatory assessments increased $1.2 million or 151.6% during the quarter as a result of increases in assessment rates. Management estimates that the near-term future quarterly run rate of these regulatory assessment expenses will be approximately $1.7 million per quarter, but anticipates that these costs will increase further if the economic environment in which the Company operates continues to deteriorate. The Company does not anticipate that it will be subject to the recently announced special assessments as its total uninsured deposits do not exceed $5.0 billion. Operational losses also increased by $0.7 million or 150.6%, primarily as a result of burglary at several ATM machines. Other miscellaneous expenses increased $1.7 million or 49.3%, due primarily to changes in regulatory requirements which is expected to result in an estimated $0.8 million in refunds to customers previously charged non-sufficient funds fees and an additional increase of $0.5 million in provision expense on real estate owned and various other increases across the Company, including travel and entertainment costs.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended June 30,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$24,059	$22,169	$1,890	8.5%
Incentive compensation	4,377	4,282	95	2.2%
Benefits and other compensation costs	6,278	6,491	(213)	(3.3)%
Total salaries and benefits expense	34,714	32,942	1,772	5.4%
Occupancy	3,991	3,996	(5)	(0.1)%
Data processing and software	4,638	3,596	1,042	29.0%
Equipment	1,436	1,453	(17)	(1.2)%
Intangible amortization	1,656	1,702	(46)	(2.7)%
Advertising	1,016	818	198	24.2%
ATM and POS network charges	1,902	1,781	121	6.8%
Professional fees	1,985	1,233	752	61.0%
Telecommunications	809	564	245	43.4%
Regulatory assessments and insurance	1,993	779	1,214	155.8%
Merger and acquisition expenses	—	2,221	(2,221)	(100.0)%
Postage	311	313	(2)	(0.6)%
Operational loss	1,090	456	634	139.0%
Courier service	483	486	(3)	(0.6)%
Gain on sale or acquisition of foreclosed assets	—	(98)	98	(100.0)%
Loss (gain) on disposal of fixed assets	18	5	13	260.0%
Other miscellaneous expense	5,201	4,017	1,184	29.5%
Total other non-interest expense	26,529	23,322	3,207	13.8%
Total non-interest expense	$61,243	$56,264	$4,979	8.8%
Average full-time equivalent staff	1,210	1,183	27	2.3%
Total non-interest expense increased $5.0 million or 8.8% to $61.2 million during the three months ended June 30, 2023, as compared to $56.3 million for the quarter ended June 30, 2022. Total salaries and benefits expense increased by $1.8 million or 5.4% to $34.7 million, largely from a net increase of 27 full-time equivalent positions as well as annual merit increases as previously discussed. Professional fees increased by $0.7 million which was directly associated with third party contract negotiation assistance, the benefits of which will be realized in future periods. Other miscellaneous expenses increased $1.2 million or 29.5%, due primarily to changes in regulatory requirements which is expected to result in an estimated $0.8 million in refunds to customers previously charged non-sufficient funds fees and an additional increase of $0.5 million in provision expense on real estate owned and various other increases across the Company, including travel and entertainment costs. Merger and acquisition expenses associated with the VRB merger totaled $2.2 million for the quarter ended June of 2022. The reasons for changes in data processing and software, and operational losses, are consistent with the discussions previously provided.

	Six months ended June 30,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$47,059	$40,385	$6,674	16.5%
Incentive compensation	7,272	6,865	407	5.9%
Benefits and other compensation costs	12,946	12,463	483	3.9%
Total salaries and benefits expense	67,277	59,713	7,564	12.7%
Occupancy	8,151	7,571	580	7.7%
Data processing and software	8,670	7,109	1,561	22.0%
Equipment	2,819	2,786	33	1.2%
Intangible amortization	3,312	2,930	382	13.0%
Advertising	1,775	1,455	320	22.0%
ATM and POS network charges	3,611	3,156	455	14.4%
Professional fees	3,574	2,109	1,465	69.5%
Telecommunications	1,404	1,085	319	29.4%
Regulatory assessments and insurance	2,785	1,499	1,286	85.8%
Merger and acquisition expenses	—	6,253	(6,253)	(100.0)%
Postage	610	541	69	12.8%
Operational loss	1,525	273	1,252	458.6%
Courier service	822	900	(78)	(8.7)%
Gain on sale or acquisition of foreclosed assets	—	(98)	98	(100.0)%
Loss (gain) on disposal of fixed assets	18	(1,073)	1,091	(101.7)%
Other miscellaneous expense	8,684	6,502	2,182	33.6%
Total other non-interest expense	47,760	42,998	4,762	11.1%
Total non-interest expense	$115,037	$102,711	$12,326	12.0%
Average full-time equivalent staff	1,214	1,133	81	7.1%
Total non-interest expense increased $12.3 million or 12.0% to $115.0 million during the six months ended June 30, 2023, as compared to $102.7 million for the comparative period in 2022, for reasons primarily associated with the acquisition of Valley Republic Bank in March of 2022 which resulted in expense increases for nearly every identified category. Merger and acquisition expenses associated with the VRB merger totaled $6.2 million for the six-month period ended 2022. The reasons for additional and more specific changes in various costs identified above, and including but not limited to data processing, regulatory assessments, operational losses and other expenses are consistent with the discussions previously provided.
Provision for Income Taxes
The Company’s effective tax rate was 25.6% for the quarter ended June 30, 2023, as compared to 26.8% for the period ended March 31, 2023, and 28.1% for the year ended December 31, 2022. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations impacts on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions on our ability to successfully market and price our products to consumers; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the impact of a slowing U.S. economy and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, terrorism or geopolitical events; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the contemplated financial business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the vulnerability of the Company's operational or security systems or infrastructure including the impact of the recent cyber security ransomware incident on our operations and reputation, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition away from the London Interbank Offered Rate toward new interest rate benchmarks; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Revenue and Expense Data
Interest income	$107,158	$102,907	$102,989	$96,366	$86,955
Interest expense	18,557	9,571	4,089	2,260	1,909
Net interest income	88,601	93,336	98,900	94,106	85,046
Provision for credit losses	9,650	4,195	4,245	3,795	2,100
Noninterest income:
Service charges and fees	12,968	11,197	12,343	12,682	13,044
Loss on sale of investment securities	—	(164)	—	—	—
Other income	2,773	2,602	3,537	2,958	3,386
Total noninterest income	15,741	13,635	15,880	15,640	16,430
Noninterest expense (2):
Salaries and benefits	34,714	32,563	36,611	33,528	34,370
Occupancy and equipment	5,427	5,543	5,482	5,387	5,449
Data processing and network	6,540	5,741	6,236	5,143	5,468
Other noninterest expense	14,562	9,947	11,140	10,407	10,977
Total noninterest expense	61,243	53,794	59,469	54,465	56,264
Total income before taxes	33,449	48,982	51,066	51,486	43,112
Provision for income taxes	8,557	13,149	14,723	14,148	11,748
Net income	$24,892	$35,833	$36,343	$37,338	$31,364
Share Data
Basic earnings per share	$0.75	$1.08	$1.09	$1.12	$0.93
Diluted earnings per share	$0.75	$1.07	$1.09	$1.12	$0.93
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.25
Book value per common share	$32.86	$32.84	$31.39	$29.71	$31.25
Tangible book value per common share (1)	$23.30	$23.22	$21.76	$19.92	$21.41
Shares outstanding	33,259,260	33,195,250	33,331,513	33,332,189	33,350,974
Weighted average shares	33,219,168	33,295,750	33,330,029	33,348,322	33,561,389
Weighted average diluted shares	33,301,548	33,437,680	33,467,393	33,463,364	33,705,280
Credit Quality
Allowance for credit losses to gross loans	1.80%	1.69%	1.64%	1.61%	1.60%
Loans past due 30 days or more	$9,483	$7,891	$4,947	$6,471	$5,920
Total nonperforming loans	$37,592	$16,025	$21,321	$17,471	$11,925
Total nonperforming assets	$40,506	$19,464	$24,760	$20,912	$15,304
Loans charged-off	$276	$1,758	$174	$267	$401
Loans recovered	$218	$170	$66	$311	$356
Selected Financial Ratios
Return on average total assets	1.01%	1.47%	1.45%	1.46%	1.24%
Return on average equity	8.98%	13.36%	14.19%	13.78%	11.53%
Average yield on loans, excluding PPP	5.38%	5.21%	5.10%	4.87%	4.70%
Average yield on interest-earning assets	4.78%	4.64%	4.52%	4.12%	3.76%
Average rate on interest-bearing deposits	0.95%	0.43%	0.18%	0.08%	0.07%
Average cost of total deposits	0.58%	0.25%	0.10%	0.04%	0.04%
Average cost of total deposits and other borrowings	0.80%	0.38%	0.12%	0.04%	0.02%
Average rate on borrowings & subordinated debt	4.92%	4.74%	4.07%	3.60%	3.12%
Average rate on interest-bearing liabilities	1.37%	0.74%	0.32%	0.17%	0.15%
Net interest margin (fully tax-equivalent) (1)	3.96%	4.21%	4.34%	4.02%	3.67%
Loans to deposits	80.55%	80.02%	77.45%	72.95%	69.81%
Efficiency ratio	58.69%	50.29%	51.81%	49.63%	55.45%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,471	$1,397	$1,751	$714	$1,677
All other loan interest income (excluding PPP) (1)	$85,272	$81,013	$79,989	$74,929	$67,277
Total loan interest income (excluding PPP) (1)	$86,743	$82,410	$81,740	$75,643	$68,954

(1) Non-GAAP measure
(2) Inclusive of merger related expenses

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Cash and due from banks	$118,792	$110,335	$107,230	$246,509	$488,868
Securities, available for sale, net	2,323,011	2,408,452	2,455,036	2,482,857	2,608,771
Securities, held to maturity, net	145,117	152,067	160,983	168,038	176,794
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,058	226	1,846	247	1,216
Loans:
Commercial real estate	4,343,924	4,353,959	4,359,083	4,238,930	4,049,893
Consumer	1,252,225	1,233,797	1,240,743	1,217,297	1,162,989
Commercial and industrial	576,247	553,098	569,921	534,960	507,685
Construction	278,425	225,996	211,560	243,571	313,646
Agriculture production	61,337	47,062	61,414	71,599	71,373
Leases	8,582	8,509	7,726	7,933	7,835
Total loans, gross	6,520,740	6,422,421	6,450,447	6,314,290	6,113,421
Allowance for credit losses	(117,329)	(108,407)	(105,680)	(101,488)	(97,944)
Total loans, net	6,403,411	6,314,014	6,344,767	6,212,802	6,015,477
Premises and equipment	72,619	72,096	72,327	73,266	73,811
Cash value of life insurance	135,332	134,544	133,742	132,933	132,857
Accrued interest receivable	32,835	31,388	31,856	27,070	25,861
Goodwill	304,442	304,442	304,442	307,942	307,942
Other intangible assets	13,358	15,014	16,670	18,372	20,074
Operating leases, right-of-use	29,140	30,000	26,862	26,622	27,154
Other assets	257,056	252,566	257,975	262,971	224,536
Total assets	$9,853,421	$9,842,394	$9,930,986	$9,976,879	$10,120,611
Deposits:
Noninterest-bearing demand deposits	$3,073,353	$3,236,696	$3,502,095	$3,678,202	$3,604,237
Interest-bearing demand deposits	1,751,998	1,635,706	1,718,541	1,749,123	1,796,580
Savings deposits	2,778,118	2,807,796	2,884,378	2,924,674	3,028,787
Time certificates	491,896	345,667	223,999	303,770	327,171
Total deposits	8,095,365	8,025,865	8,329,013	8,655,769	8,756,775
Accrued interest payable	3,655	1,643	1,167	853	755
Operating lease liability	31,377	32,228	29,004	28,717	29,283
Other liabilities	136,464	157,222	159,741	153,110	155,529
Other borrowings	392,714	434,140	264,605	47,068	35,089
Junior subordinated debt	101,065	101,051	101,040	101,024	101,003
Total liabilities	8,760,640	8,752,149	8,884,570	8,986,541	9,078,434
Common stock	695,305	695,168	697,448	696,348	696,441
Retained earnings	578,852	564,538	542,873	516,699	491,705
Accum. other comprehensive loss, net of tax	(181,376)	(169,461)	(193,905)	(222,709)	(145,969)
Total shareholders’ equity	$1,092,781	$1,090,245	$1,046,416	$990,338	$1,042,177
Quarterly Average Balance Data
Average loans, excluding PPP	$6,465,903	$6,412,386	$6,357,250	$6,162,267	$5,890,578
Average interest-earning assets	$9,022,064	$9,028,061	$9,076,450	$9,320,152	$9,330,059
Average total assets	$9,848,191	$9,878,927	$9,932,931	$10,131,118	$10,121,714
Average deposits	$7,981,515	$8,218,576	$8,545,172	$8,752,215	$8,743,320
Average borrowings and subordinated debt	$578,312	$378,676	$186,957	$139,919	$136,244
Average total equity	$1,112,223	$1,087,473	$1,016,468	$1,074,776	$1,091,454
Capital Ratio Data
Total risk-based capital ratio	14.5%	14.5%	14.2%	14.0%	14.1%
Tier 1 capital ratio	12.7%	12.7%	12.4%	12.2%	12.3%
Tier 1 common equity ratio	12.0%	12.0%	11.7%	11.4%	11.5%
Tier 1 leverage ratio	10.4%	10.2%	10.1%	9.6%	9.3%
Tangible capital ratio (1)	8.1%	8.1%	7.6%	6.9%	7.3%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,471	$1,397	$1,677	$2,868	$3,000
Effect on average loan yield	0.09%	0.09%	0.11%	0.09%	0.11%
Effect on net interest margin (FTE)	0.07%	0.06%	0.07%	0.06%	0.07%
Net interest margin (FTE)	3.96%	4.21%	3.67%	4.08%	3.54%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.89%	4.15%	3.60%	4.02%	3.47%
PPP loans yield, net:
Amount (included in interest income)	$4	$5	$964	$9	$2,061
Effect on net interest margin (FTE)	—%	—%	0.03%	—%	0.03%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.96%	4.21%	3.64%	4.08%	3.51%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,475	$1,402	$2,641	$2,877	$5,061
Effect on net interest margin (FTE)	0.07%	0.06%	0.10%	0.06%	0.10%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.89%	4.15%	3.57%	4.02%	3.44%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$24,892	$35,833	$31,364	$60,725	$51,738
Exclude provision for income taxes	8,557	13,149	11,748	21,706	19,617
Exclude provision for credit losses	9,650	4,195	2,100	13,845	10,430
Net income before income tax and provision expense (Non-GAAP)	$43,099	$53,177	$45,212	$96,276	$81,785

Average assets (GAAP)	$9,848,191	$9,878,927	$10,121,714	$9,863,471	$9,453,696
Average equity (GAAP)	$1,112,223	$1,087,473	$1,091,454	$1,099,913	$1,050,566

Return on average assets (GAAP) (annualized)	1.01%	1.47%	1.24%	1.24%	1.10%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.76%	2.18%	1.79%	1.97%	1.74%
Return on average equity (GAAP) (annualized)	8.98%	13.36%	11.53%	11.13%	9.93%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	15.54%	19.83%	16.61%	17.65%	15.70%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Return on tangible common equity
Average total shareholders' equity	$1,112,223	$1,087,473	$1,091,454	$1,099,913	$1,050,566
Exclude average goodwill	304,442	304,442	307,942	334,565	267,533
Exclude average other intangibles	14,716	15,842	21,040	16	16,845
Average tangible common equity (Non-GAAP)	$793,065	$767,189	$762,472	$765,332	$766,188

Net income (GAAP)	$24,892	$35,833	$31,364	$60,725	$51,738
Exclude amortization of intangible assets, net of tax effect	1,166	1,166	1,199	2,333	2,064
Tangible net income available to common shareholders (Non-GAAP)	$26,058	$36,999	$32,563	$63,058	$53,802

Return on average equity	8.98%	13.36%	11.53%	11.13%	9.93%
Return on average tangible common equity (Non-GAAP)	13.18%	19.56%	17.13%	16.62%	14.16%

	Three months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,092,781	$1,090,245	$1,046,416	$990,338	$1,042,177
Exclude goodwill and other intangible assets, net	317,800	319,456	321,112	326,314	328,016
Tangible shareholders' equity (Non-GAAP)	$774,981	$770,789	$725,304	$664,024	$714,161

Total assets (GAAP)	$9,853,421	$9,842,394	$9,930,986	$9,976,879	$10,120,611
Exclude goodwill and other intangible assets, net	317,800	319,456	321,112	326,314	328,016
Total tangible assets (Non-GAAP)	$9,535,621	$9,522,938	$9,609,874	$9,650,565	$9,792,595

Shareholders' equity to total assets (GAAP)	11.09%	11.08%	10.54%	9.93%	10.30%
Tangible shareholders' equity to tangible assets (Non-GAAP)	8.13%	8.09%	7.55%	6.88%	7.29%

	Three months ended
(dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$774,981	$770,789	$725,304	$664,024	$714,161

Common shares outstanding at end of period	33,259,260	33,195,250	33,331,513	33,332,189	33,350,974

Common s/h equity (book value) per share (GAAP)	$32.86	$32.84	$31.39	$29.71	$31.25
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$23.30	$23.22	$21.76	$19.92	$21.41

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